                                                                      EXHIBIT 12


                             FIRSTMISS GOLD INC.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    FOR THE FIVE YEARS ENDED JUNE 30, 1995




                                     6/30/95     6/30/94     6/30/93     6/30/92     6/30/91
                                     =======================================================
                                                         (in thousands)
Earnings (loss) before income
 taxes and cumulative effect of
 change in accounting principal
 per consolidated statements of
 operations                          (17,929)    5,599       (3,088)     5,928          26

Add Back:
  Interest                             2,964     1,997        1,748      2,302       3,006
  Amortization                             0        75          203        406         618
                                     -------------------------------------------------------
   Total fixed charges                 2,964     2,072        1,951      2,708       3,624
                                     -------------------------------------------------------

Deduct:
  Interest Capped                     (1,159)     (221)         (43)         0        (100)
                                     -------------------------------------------------------

Earnings before fixed charges and
  provision (benefit) for income
  taxes                              (16,124)    7,450       (1,178)     8,636       3,550
                                     =======================================================

Ratio of earnings to fixed charges      - (1)     3.60         - (2)      3.19        - (3)
                                     =======================================================

(1) Earnings are inadequate to cover fixed charges, the coverage deficiency is $19,088,000

(2) Earnings are inadequate to cover fixed charges, the coverage deficiency is $3,129,000

(3) Earnings are inadequate to cover fixed charges, the coverage deficiency is $74,000